Exhibit 10.5
                             PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of October 1, 1999 by and among Patrick Energy Corp., (the "Purchaser") and Continental Resources, Inc. and Continental Gas, Inc.; Oklahoma Companies (hereinafter collectively referred to as "Sellers" or "Companies").

                            W I T N E S S E T H:

     WHEREAS, the Sellers are engaged in the oil and gas business;

     WHEREAS, Sellers desire to sell and Purchaser desires to purchase assets of Sellers upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Sellers understand that Purchaser is acquiring (among other assets and without limitations) coalbed methane gas;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

SECTION 1.   SALE AND PURCHASE OF ASSETS

            1.1   Sale and Purchase.

                  1.1.1.   Sale and Purchase of Assets.

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 11.1 hereof), but effective as of the Effective Date (as defined in Section 1.3 hereof), Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, take possession and acquire assets from Sellers (collectively the "Assets") including:

        (a) The oil, gas and mineral leases set forth on the schedules attached hereto and collectively referred to as "Schedule 1.1.1" (and in and to any ratifications and amendments to such leases, whether or not such ratifications or amendments are set forth on Schedule 1.1.1 hereto), insofar as such leases cover and affect the lands and depths described on Schedule
1.1.1 hereto, the foregoing to be conveyed to Purchaser with full warranty of title, by, through and under Sellers, but not otherwise;

        (b) All other right, title and interest (of every kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Schedule 1.1.1 hereto (including, without limitation, interests in oil, gas and mineral leases, licenses, permits and similar arrangements, overriding royalty interest, reversionary interest, back-in interest, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), even though Sellers' interests in such oil, gas and other minerals may be incorrectly described on Schedule 1.1.1 hereto;

        (c) All oil, gas and mineral unitization, pooling and communitization agreements, declarations and orders (including, without limitation, all units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations and declarations) relating to the properties described in clauses (a) and (b) properties described in clauses (a) and (b) above (the properties, rights and interests described in clauses (a), (b) and (c) and the same properties, rights and interests in the assets are sometimes hereinafter referred to as the "Oil and Gas Properties");

        (d) All materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, without limitation, leased compressors, all wells, well head equipment, pumps, pumping units, platforms, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, salt water disposal wells, water wells, line well facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, values, meters, separator tanks, tank batteries, tools, leased equipment, office equipment, and other fixtures and equipment located on the Oil and Gas Properties and used in connection with he exploration, development, operation or maintenance thereof);

        (e) To the extent transferable, all production sales contracts, operating agreements, equipment, real estate and other leases, licenses, permits, security agreements, joint venture agreements, unit agreements, pooling agreements, areas of mutual interest, farm-out agreements, farm-in agreements, (salt water disposal agreements, water injection agreements, line well injection agreements, if any, but Sellers believe there are none), road use agreements, gas balancing agreements, gas processing agreements, gas contracts, supplier contracts, service contracts, (construction agreements, storage or warehouse agreements, if any, but Sellers believe there are none), and other agreements and contracts which relate to the Oil and Gas Properties, to the extent, and only to the extent, such rights, titles and interests are attributable tot he Oil and Gas Properties and all other contracts and other agreements relating to the Assets (the "Contracts");

        (f) All seismic, geological and geophysical data, of every kind or nature, wherever located, relating to the Oil and Gas Properties transferred to Purchaser;

        (g) To the extent transferable, all surface use agreements, easements, rights of way, licenses, authorizations, permits and similar rights and interests applicable to any of the Oil and Gas Properties transferred to Purchaser;

        (h) To the extent transferable, all franchises, approvals, permits, licenses, qualifications, orders, registrations, certificates, variances and similar rights obtained from governmental and regulatory authorities and any pending applications therefor related to the Assets transferred to Purchaser; and

        (i) Copies of all books, records, ledgers, files, data, documents, correspondence, lists, plats, materials, studies, reports and other printed and written materials related to the Assets transferred to Purchaser will be provided as required by paragraph 17.4 of this Agreement.

         1.2   Liabilities.   Purchaser shall not assume any liability of
Sellers or the Companies, by way of explanation and not Limitation, the Purchaser does not assume any of the following (collectively, the "Liabilities"):

        (a) Royalties, taxes and trade and accounts payable related to the Assets due and payable or incurred before the Effective Date to the extent not previously paid by Sellers;

        (b) All severance obligations of Sellers with respect to all employees of Sellers who become employees of Purchaser, if any.

         1.3    Effective Date.   The "Effective Date" of the sale and
purchase of the Assets provided for in this Agreement is October 1, 1999, notwithstanding the Closing Date.

SECTION 2.   PURCHASE PRICE

         2.1   Purchase Price.   In payment and consideration for the sale
of the Assets by Sellers to Purchaser, at the Closing, upon the terms and subject to the conditions and reductions set forth in this Agreement, Purchaser shall pay to Sellers a purchase price of Five Million Eight Hundred Thousand Dollars ($5,800,000) (the "Base Purchase Price") subject to the following adjustments (as so adjusted, the "Purchase Price"):

        (a) Less an amount equal to the value of all Oil and Gas Properties as to which third parties exercise Preferential Rights or as to which Consents are not obtained, in each case such term is defined in, and in accordance with the provisions of, Section 5.3 hereof;

        (b) Plus or less, as appropriate, an amount equal to the value of all Title Defects (as defined in Section 8.1 hereof) in accordance with the provisions of Section 8.1 hereof;

        (c) Less an amount equal to the reduction in value of all Assets subject to Casualty Defects (as defined in Section 8.4 hereof) that exist at the Closing in accordance with the provisions of Section 8.4 hereof;

        (d) Plus or less, as appropriate, an amount equal to the value of all gas imbalances in accordance with the provisions of Section 8.5 hereof; and

        (e) Less the amount, if any, of all prepayments, take-or-pay payments or similar payments (out of any royalties and of any production, severance or sales taxes not reimbursed to Sellers by the purchaser of production) received by Sellers that are attributable to oil or gas from the Oil and Gas Properties that is obligated to be delivered after the Effective Date without the owner of the Oil and Gas Properties receiving fill payment therefor.

         2.2   Payment of Purchase Price.   The Base Purchase Price, as
adjusted, shall be paid by Purchaser to Sellers at the Closing by wire transfer of immediately available funds to an account designated by Sellers.

         2.3   Allocation of Purchase Price.   The Purchase Price shall be
allocated by Purchaser for all purposes (including financial reporting and tax purposes) among the Assets and as set forth on Schedule 2.3 hereto. Sellers and Purchaser each hereby covenant and agree that they will not take a position on any income tax return, before any governmental authority charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.3.

         2.4   Post-Closing Adjustment.   Within five business days after
the final determination of the adjustments to the Purchase Price in accordance with Section 14 hereof, Purchaser shall pay to Sellers, or Sellers shall pay to Purchaser, as appropriate, the amount of the post-Closing adjustments to the Base Purchase Price. Any such payments shall be made by wire transfer of immediately available funds to an account designated by the payee thereof.

         2.5   Deposit.   Contemporaneously with the execution of this
Agreement, Purchaser paid to Sellers an amount equal to twenty-five thousand dollars ($25,000.00) (the "Deposit"). If the sale and purchase of the Assets contemplated hereby is consummated in accordance with the terms hereof, then the Deposit, without any interest thereon, shall be applied to the Purchase Price to be paid by Purchaser to Sellers at the Closing. If this Agreement is terminated in accordance with the provisions of Section 15.1 (a) - (e) hereof and neither Purchaser nor Sellers has breached or defaulted under any provision of this Agreement, then the Deposit, without interest thereon, shall be returned to Purchaser. If this Agreement is terminated due to a breach or default by Sellers of any provision of this Agreement which occurred in the absence of a breach or default by Sellers of any provision of this Agreement which occurred in the absence of a breach or default of any provision of this Agreement by Purchaser, or pursuant to Section 15.1 (f), then the Deposit, together with any interest earned thereon, shall be returned to Purchaser. If this Agreement is terminated by Purchaser and Sellers are not in breach or default under any provision of this Agreement, and Purchaser's termination is not made pursuant to Section 15.1 (a)-(f), then the Deposit, together with any interest earned thereon, shall be retained by Sellers.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby represent and warrant to Purchaser as follows:

         3.1   Organization.   Sellers are corporations duly organized,
validly existing and in good standing under the laws of the State of Oklahoma.

         3.2   Power and Authority.   Sellers have the full corporate power
and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement by Sellers and the performance by Sellers of its obligations hereunder have been duly authorized by all necessary corporate action of Sellers.

         3.3   Enforceability.   This Agreement has been duly executed and
delivered on behalf of Sellers and the transaction contemplated hereby will constitute the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors, or (b) general principals of equity, whether applied by a court of law or equity.

         3.4   No Conflict.   Neither the execution and delivery of this
Agreement by Sellers nor the performance by Sellers of its obligations hereunder will violate, result in the breach of any provision of, or constitute a default under (a) the Articles of Incorporation or By-laws of Sellers, (b) any agreement or instrument to which Sellers are a party or by which it or the Assets is bound, (c) any judgment, order, decree or writ to which Sellers are a party or by which Sellers or the Assets are bound, or (d) any law, rule or regulation applicable to Sellers or the Assets, except for any violation, breach or default that will not have a material adverse effect on the Assets.

         3.5   Brokers.   Sellers have incurred no obligation or liability,
contingent or otherwise, for brokers' or finders' fees in connection with this Agreement in respect of which Purchaser may have any obligation or liability, and any such obligation or liability that might exist shall be the sole obligation of Sellers.

         3.6   Litigation and Claims.   Except as set forth on Schedule 3.6
hereto, there are no claims, actions, suits or proceedings pending against Sellers, or any of the Assets which, if adversely determined, would reasonably be expected to either have a material adverse effect on the ability of Sellers to execute, deliver or perform its obligations under this Agreement or to have a material adverse effect on the Assets.

         3.7   Contracts.   Each Contract included within the Assets is a
valid and binding obligation of Sellers and each other party thereto, enforceable against Sellers and each other party thereto in accordance with its terms, except as such enforceability may be limited by (a) the course of conduct of the parties to the Contracts, (b) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors, or (c) general principles of equity, whether applied by a court of law or equity. Neither Sellers nor any other party is in breach of, or default under, any provision of any Contract, which breach or default could be reasonably expected to have an adverse effect on the Assets.

         3.8    Permits and Licenses.   Sellers have complied in all material
respects with the provisions and requirements of all orders, regulations and rules issued or promulgated by governmental authorities having jurisdiction with respect to the Assets and possesses all governmental permits and other licenses necessary for Sellers' current operation of the Assets, other than permits and licenses (a) required for the sale and transfer of the Assets to Purchaser of (b) the failure of which to possess would bot have an adverse effect on the Assets.

         3.9   Environmental Matters.   Except as set forth on Schedule 3.9
hereto, to the best of Sellers' knowledge (a) the Assets being sold to Purchaser are in compliance with all laws, rules and regulations pertaining to the control of hazardous substances or of pollutants or the protection of the environment ("Environmental Laws"), (b) neither Sellers nor the Companies have any liability for remediation actions (including removal, response, clean-up, investigating and monitoring of contaminants and pollutants) resulting from any release, discharge, placement, migration or movement of contaminants or pollutants into the environment from any of the Assets, and (c) there are no claims, action, suits or proceedings, judgements, orders, writs or injunctions of any court or governmental authority pending or presently in effect of, to the knowledge of Sellers, overtly threatened against Sellers or the Companies relating to Environmental Laws, which, in any case, would reasonably be expected to have (i) an adverse effect on the ability of Sellers to execute, deliver or perform its obligations under the Agreement or (ii) an adverse effect on the Assets.

         3.10  Title to the Purchased Assets.   Sellers have title to all the
Assets; Sellers shall convey to Purchaser the Assets with warranty of title, by, through and under Sellers; and at the Closing Date, such Assets shall be free and clear of all mortgages, pledges, liens, security interests, leases, conditional sale or other title retention agreements, encumbrances, rights or other changes of any kind or character, except as otherwise set forth on
Schedule 3.10 hereto, including leased Assets, also reflected on Schedule
3.10. To the best of Sellers' knowledge, the names of the Companies defined herein, are the only names under which Purchaser needs to search the public records to determine the existence of validly perfected liens or security interests in or to the Assets. Upon the transfer of the Assets by Sellers to Purchaser at the Closing, Purchaser will receive all the Assets free and clear of all pledges, liens, security interests, leases, conditional sale or other title retention agreements, encumbrances or other charges of any kind.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows:

         4.1   Organization.   Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of the State of Michigan.

         4.2 Power and Authority. Purchaser has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by the Board of Directors of Purchaser and by all other necessary corporate action of Purchaser.

         4.3   Enforceability.   This Agreement has been duly executed and
delivered on behalf of Purchaser and constitutes the valid and binding obligation of Purchaser, enforecable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance laws and other similar laws of general application relating to or affecting the rights and remedies of creditors, or (b) general principals of equity, whether applied by a court of law or equity.

         4.4   No Conflicts.   Neither the execution and delivery of this
Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder will violate, result in the breach of any provision of, or constitute a default under (a) the Certificate of Incorporation, By-laws or other charter or organizational documents of Purchaser, (b) any agreement or instrument to which Purchaser is a party or by which it or its assets is bound, (c) any judgment, order, decree or writ to which Purchaser is a party or by which Purchaser or its assets is bound, or (d) any law, rule or regulation applicable to Purchaser or its assets.

SECTION 5.   COVENANTS OF SELLERS

         5.1   (a) Access.   Until the Closing Date (the "Due Diligence
Period"), Sellers shall make available to Purchaser and its officers, employees, agents and representatives, at any reasonable time upon adequate notice to Sellers, access to the Assets and Sellers' full and accurate books, records, documents, data and other information relating to the Assets including, but not limited to Purchaser's right to investigate and audit all of the pertinent technical, geological, geophysical engineering, reserves, revenue, costs operations, land, legal title, environmental, marketing, accounting, contracts, and dedication agreements, revenue studies, enhanced oil recovery studies, drilling plans, pipeline specifications, test data, operating costs, production, plugging liabilities, field facilities, lease and right of way documents, permits, title opinions and other information Purchaser may request ("Sellers Data");

                (b) Purchaser's Right to Terminate.   The Purchaser shall
have the absolute right to terminate this Agreement by delivering written notice to Sellers of such termination on or before 6:00 p.m. on the last day of the Due Diligence Period if, alone or in the aggregate, (i)-(iv), below, exceed ten percent (10%) of the Base Purchase Price (i) the Assets are subject to substantial defects in title, liens or encumbrances (which will not be released prior to Closing), or (ii) if an independent third party has exercised or exercises an interest in the Assets, or (iii) in the event Purchaser becomes aware of any circumstance or set of circumstances involving a material adverse change in the Assets occurring during the Due Diligence Period (and Purchaser shall use reasonable business efforts to inform Sellers as soon as Purchaser becomes aware of any such circumstance or set of circumstances), or (iv) the Assets are subject to a Casualty Defect. Upon termination of this Agreement under this paragraph each party hereto shall be released from all liabilities and obligations under this Agreement and Sellers shall return the Deposit to Purchaser.

         5.2   Operations.   From the date of this Agreement until the Closing
Date, Sellers shall, except as otherwise contemplated by this Agreement:

          (a) Conduct its Business and operate (or, if not the operator, use its best efforts to cause the operation of ) the Assets in the ordinary course of business consistent with past practices;

          (b) Use its best efforts to maintain and keep the Assets in their present working order, ordinary wear and tear excepted, and keep them supplied with all necessary repairs, renewals and improvements;

          (c) Perform all its obligations in conformity in all respect with all oil, gas and mineral leases and other material agreements and Contracts included in the Assets;

          (d) Operate the Assets in conformity with all applicable laws, regulations and orders of governmental authorities having jurisdiction over Sellers or the Assets;

          (e) Not sell, lease (as lessor), transfer, license (as licensor), or otherwise dispose of any of the Assets, except for the sale of inventory or monthly production (not future production) in the ordinary course of business and for any other disposition of a non-material portion of the Assets;

          (f) Not release, terminate, permit to terminate, modify or reduce its rights under any oil, gas or mineral lease or other material agreement or contract forming a part of the Assets, or modify or enter into any new production, sales or marketing contracts relating to the Assets, which in any case has an adverse effect on the Assets; and

          (g) Pay and discharge all taxes and expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Assets and all severance, production, windfall project and all similar taxes) and liabilities relating to Sellers' operation of the Assets.

         5.3   Preferential Rights and Consents.   Sellers do not believe that
the Oil and Gas Properties are, but if, certain of the Oil and Gas Properties are or may be subject to (a) preferential purchase rights, rights of first refusal and similar option rights in third parties to purchase all or part of certain of the Oil and Gas Properties (collectively, "Preferential Rights"), or (b) lessors' approvals or other consents to transfer any part of the Oil and Gas Properties (other than governmental approvals routinely acquired after a transfer) including the non-transferability requirement of any license, permits, right-of-way, pipeline franchise or easement, or a requirement of renegotiation upon transfer of ownership (collectively, "Consents"), Sellers shall request, from each party shown on Sellers' records as holding Preferential Rights or as required to give Consents, and in accordance with the documents creating such rights, waivers of the Preferential Rights and Consents. If a party from whom a waiver of a Preferential Right is requested refuses to give such waiver, Sellers shall tender (at a price determined by the documents creating the Preferential Rights) the Oil and Gas Properties affected by such unwaived Preferential Right and if, and to the extent that, such Preferential Right is exercised by the holder thereof, and such interest in the Oil and Gas Property is actually sold pursuant to such right, such interest in the Oil and Gas Properties shall be excluded from the sale and purchase of Assets contemplated hereby and the Purchase Price shall be reduced by the amount allocated to such Oil and Gas Property as set forth in Schedule
2.3 hereto, or if not so set forth, by the amount so determined by mutual agreement of the parties hereto. All Oil and Gas Properties for which a Preferential Right has not been asserted prior to the Closing by the holder of such right shall be sold to Purchaser at the Closing pursuant to the provisions of this Agreement. Except that the Purchaser at its option shall exclude such Preferential Right properties if no written consent is given and reduce the Purchase Price dollar-for-dollar by the amount set forth on
Schedule 2.3 hereto, or if not so set forth, by the amount so determined by mutual agreement of the parties hereto. If any holder of Preferential Rights notifies Sellers subsequent to the Closing that it intends to assert its Preferential Rights, Sellers shall give notice thereof t Purchaser, whereupon Purchaser shall satisfy such Preferential Rights and all other obligations of Sellers to such holder. Sellers shall have no obligation hereunder other than to request waivers of Preferential Rights and to request Consents (including, without limitation, Sellers shall have no obligation to assure that such waivers of Preferential Rights or Consents are obtained).

     If the Sellers sell any of their interest in the Assets, subject to any Preferential Rights and Consents Sellers shall provide Purchaser, in writing the name of the purchaser of such Assets and the purchase price thereof within ten (10) days of the third parties notice to Sellers.

         5.4   Operating Agreement.   With the exception of the Wil E. Coyote
#1-26 and the Wil E. Coyote #2-26 wells, Sellers own the controlling working interest in the Assets subject to operating agreements, and agree to transfer operations to Purchaser subject to the Model 82 operating agreement controlling such Assets, or such other documents or regulatory orders controlling the Assets.

SECTION 6.    COVENANTS OF PURCHASER

         6.1   Confidentiality.   Purchaser shall cause the Sellers Data
furnished or made available to Purchaser and its officers, employees, agents and representatives in connection with this Agreement or in connection with Purchaser's investigation of the Assets to be maintained strictly confidential and not be used for any purpose other than in connection with this Agreement and Purchaser's investigation of the Assets until the earlier to occur of:
(a) the Closing, (b) such time as the Sellers Data in question is disclosed to Purchaser by a third party that is not obligated to Sellers to maintain such information in confidence, or (c) such time as the Sellers Data in question becomes generally available to the oil and gas industry other than through a breach of confidentiality obligation to Sellers from Purchaser.

         6.2   Return of Sellers Data.   Purchaser agrees that if this
Agreement is terminated for any reason whatsoever prior to the Closing, Purchaser shall return to Sellers all Sellers Data, workpapers, information and other materials (including copies, extracts thereof) furnished by Sellers to Purchaser or its officers, employees, agents and representatives in connection with this Agreement without retaining any copies thereof.

SECTION 7.   COVENANTS OF SELLERS AND PURCHASER

         7.1   Performance of Obligations.   Upon the terms and subject to the
conditions set forth in this Agreement, Sellers and Purchaser shall each use its best efforts to take, or cause to be taken, as promptly as practicable, all such actions and cause to be done all of the things necessary or appropriate to carry out its obligations under this Agreement and to consummate and make effective the transactions contemplated hereby, including, without limitation, fulfilling all conditions to this Agreement.

         7.2   Public Statements.   Prior to the Closing, Sellers and
Purchaser shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation or if either objects thereto, unless the same is required by applicable law based on the advice of legal counsel.

         7.3   Notification of Certain Matters.   Sellers and Purchaser shall
each give prompt oral and written notice to the other of (a) the occurrence, or failure to occur, of any event the occurrence or failure of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to and on the Closing Date, and (b) any material failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder.

         7.4   Governmental Notification and Approvals.    Sellers and
Purchaser shall promptly prepare and file any documents required by law to be filed with any governmental or regulatory authority in order to permit the consummation of the transactions contemplated hereby.

         7.5   Consents.    Sellers and Purchaser shall use their best efforts
to obtain all consents, authorizations, permits, licenses, orders, approvals and declarations of, and make all filings and registrations with, and give all required notices to, any governmental or regulatory authority or third party necessary to consummate the purchase and sale of the Assets contemplated hereby, including, but not limited to, the waiver or release of all mortgages and other liens on the Assets.

SECTION 8.   TITLE DEFECTS, CASUALTY LOSSES AND GAS IMBALANCES

         8.1   Definition of Title Defect.   As used in this Agreement, the
term "Title Defect" shall mean the following:

          (a) Sellers' ownership of an Oil and Gas Property is such that, with respect to a well or lease listed on Schedule 1.1.1 hereto, it clearly
(i) entitles Sellers to receive a decimal share of the oil, gas and other hydrocarbons produced from, or allocated to, such well or lease which is less than the decimal share set forth on Schedule 1.1.1 hereto in connection with such well or lease in the column headed "Net Revenue Interest" (or words of similar import), or (ii) causes Sellers to be obligated to bear a decimal share of the cost of operation of such well or lease greater than the decimal share set forth on Schedule 1.1.1 hereto in connection with such well or lease in the column headed "Working Interest" (or words of similar import) without a corresponding increase in Net Revenue Interest; or

          (b) Sellers' ownership of an Asset is subject to a lien, charge or encumbrance other than (i) a lien, charge or encumbrance set forth on
Schedule 1.1.1 hereto, (ii) materialmen's, mechanic's, repairmen's, employee's, contractor's, operator's, tax or any similar liens and charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged by Sellers or, if delinquent, that are being contested in good faith by appropriate action; (iii) lessors' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce substantially the interests of Sellers with respect to all oil and gas produced from any well listed on Schedule 1.1.1 hereto below the Net Revenue Interests for such well set forth on Schedule 1.1.1 hereto; (iv) division orders and sales contracts terminable without penalty upon no more than 120 days notice to the Purchaser; (v) Preferential Rights and required Consents and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period concerning any Preferential Right has expired without an exercise of the Preferential Right;
(vi) rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (vii) conventional rights of reassignment requiring notice to the holders of the rights; (viii) easements, rights-of-way, servitude, permits, surface leases, and other rights in respect of surface operations; (ix) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the leases or the wells which individually or in the aggregate are not such as to interfere substantially with the operation, value or use of any of the leases or wells located thereon listed on Schedule 1.1.1 hereto, do not substantially prevent Purchaser from receiving the proceeds of the production from any of the leases or wells listed on Schedule 1.1.1 hereto, do not substantially reduce the interest of Sellers with respect to all oil and gas produced from any lease or well listed in Schedule 1.1.1 below "Net Revenue Interest" set forth in Schedule 1.1.1 hereto for such lease or well and do not substantially increase the portion of the costs and expenses related to the lease or well listed on Schedule 8.1 hereto that Sellers is obligated to pay above the "Working Interest" set forth on Schedule 1.1.1 hereto for such lease or well without a corresponding increase in the Net Revenue Interest for such lease or well; (x) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; (xi) any Title Defects as Purchaser may have expressly waived in writing or which are deemed to have been waived and (xii) the terms and conditions of all leases, agreements, orders, instruments and documents expressly described in or referred to in Schedule 1.1.1 hereto and the production imbalances listed in
Schedule 1.1.1 hereto; or

          (c) An Asset that has been cited in writing by any governmental or regulatory authority for a violation of any applicable Environmental Laws.

         8.2   Notice of Title Defects    Purchaser may, to the extent it
deems appropriate, conduct such title examination or investigation, or such other examinations and investigations, as it may choose to conduct with respect to the Assets. Should, as a result of any such examination or investigation or otherwise, matters come to Purchaser's attention which would constitute Title Defects that Purchaser is unwilling to waive, Purchaser shall notify Sellers in writing of the existence of such Title Defects promptly after discovering such Title Defects, but in no event later than ten business days prior to the Closing Date.

         8.3 Remedies for Title Defects. In the event that Purchaser timely notifies Sellers of any Title Defect in accordance with the provisions of Section 8.2 hereof, then Sellers shall have the right, but not the obligation, to attempt to cure, prior to the Closing, such asserted Title Defect, and shall also have the right (which may be exercised at any time before the Closing Date) to postpone the Closing by designating a new Closing Date not later than 30 days after the Closing Date set forth in Section 11.1 hereof if Sellers desire additional time to attempt to cure (including determining if it will attempt to cure) one or more asserted Title Defects. With respect to any Title Defect that Sellers elect not to cure or that Sellers fail to cure within 30 days after receiving notice of the Title Defect, the Purchase Price shall be adjusted in accordance with the following guidelines:

          (a) If the Title Defect is based upon Purchaser's notice that Sellers own a lesser Net Revenue Interest than that shown on Schedule 1.1.1 hereto, then the portion of the Purchase Price allocated on Schedule 2.3 hereto to the affected Asset shall be reduced in the same proportions that the actual Net Revenue Interest bears to the Net Revenue Interest shown on
Schedule 2.3 hereto for such Assets dollar for dollar.

          (b) If the Title Defect cannot be accommodated pursuant to clause (a) above and the parties cannot otherwise agree upon appropriate adjustment to the Purchase Price or Sellers cannot or do not cure the Title Defect to the reasonable satisfaction of Purchaser prior to the Closing for the Asset affected by the Title Defect such Asset shall be excluded from the Assets sold and purchased at the Closing, and the Purchase Price shall be reduced by an amount allocated to the affected Asset on Schedule 2.3.

          (c)   Purchaser may only adjust the Purchase Price for Title
Defects at the Closing if the cumulative amount of such Title Defects equals or exceeds one--quarter of one percent (1/4 of 1%) of the Base Purchase Price. Such percentage is a threshold, and when exceeded adjustments to the Purchase Price shall be made in the amount of the Title Defects.

          (d) If the Purchase Price is adjusted at the Closing as a result of an Asset affected by a Title Defect being excluded from the Assets sold and purchased at the Closing, and if Sellers can demonstrate to Purchaser's reasonable satisfaction that the Title Defect has been cured within 90 days after the Closing Date, then Purchaser shall be obligated to purchase such Asset and to pay to Sellers the amount of the adjustment to the Purchase Price as a result of the exclusion of the Asset from the sale and purchase at the Closing, without interest, within 30 business days from the date the parties agree the Title Defect has been cured.

         8.4   Casualty Loss.   If, prior to the Closing, any of the Assets
are damaged or destroyed by fire, storms, floods, washouts, lightening, earthquakes, or other casualty resulting from acts of god or sabotage, insurrections, civil disturbance, riots, or vandalism ("Casualty Defects") in an amount exceeding one percent (1%) of the Base Purchase Price, Sellers shall notify Purchaser promptly after Sellers learn of such event. Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the Assets affected thereby with equivalent items, no later than the Closing Date. If any uncured Casualty Defect exists at the Closing, Purchaser shall proceed to purchase the Assets affected thereby, and the Purchase Price shall be reduced by the aggregate reduction in the value of the Assets on account of such Casualty Defects, as determined by mutual agreement of the parties. If the parties fail for any reason to agree prior to the Closing on the amount of any Purchase Price adjustment on account of any Casualty Defect, Purchaser shall exclude any Asset affected by a Casualty Defect from the Assets to be purchased and sold at the Closing, and the affected Asset shall be treated as if it had a Title Defect and the procedure provided in Section
8.3 hereof shall be applicable thereto.

         8.5   Gas Imbalances.    Purchaser and Sellers agree that the
Purchase Price shall be adjusted at the Closing to account for gas imbalances affecting the Assets. If the total amount of overproduced gas exceeds the total amount of underproduced gas, then the Purchase Price shall be reduced by the product of (i) an amount (in MCF) equal to (A) the total amount of overproduced gas related to the Assets as of the Effective Date, less (B) the total amount of total underproduced gas related to the Assets as of the Effective Date, as set forth on Schedule 8.5 hereto, multiplied by (ii)
$2.00 per MCF. The Purchase Price may be adjusted at the Closing for gas imbalances only if, and only to the extent that, the aggregate amount of such gas imbalances exceeds 10,000 MCF.

SECTION 9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

     The obligations of Sellers to sell and deliver the Assets to Purchaser and to perform its other obligations hereunder are subject to the fulfillment (or waiver in writing by Sellers) at or prior to the Closing of each of the following conditions:

         9.1   Representations and Warranties.   Each and every representation
and warranty of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing, except for changes in the ordinary course of business consistent with past practices and except to the extent contemplated by this Agreement.

         9.2   Performance.   Purchaser shall have performed, satisfied and
complied in all material respects with all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

         9.3   Pending Matters.    No action, suit or other proceeding shall
be pending or overtly threatened against Sellers or Purchaser by or before any court or governmental authority which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         9.4   Deliveries at Closing.   Purchaser shall have delivered to
Sellers at the Closing the Purchase Price as adjusted and each of the certificates, instruments, documents and writings required hereunder.

SECTION 10.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

     The obligations of Purchaser to purchase and acquire the Assets from Sellers and to perform its other obligations hereunder are subject to the fulfillment (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

         10.1   Representations and Warranties.   Each and every
representation and warranty of Sellers wherever they might appear in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing, except for changes in the ordinary course of business.

         10.2   Performance.    Sellers shall have performed, satisfied and
complied in all respects with all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Sellers at or prior to the Closing.

         10.3   Pending Matters.   No action, suit or other proceeding shall
be pending or overtly threatened against Sellers or Purchaser by or before any court or governmental authority which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

         10.4   Deliveries at Closing.    Sellers shall have delivered to
Purchaser at the Closing the Assets and each of the certificates, instruments, documents, and writings required hereunder, and an executed bill of sale or warranty deed.

SECTION 11.   CLOSING

         11.1   Time and Place.   The consummation of the sale and purchase of
the Assets contemplated hereby (the "Closing") shall take place at the offices of Patrick Energy Corp., at 5:00 p.m. Central time, on the later of (a) January 18, 2000 or (b) such other time, date or place as the parties shall mutually agree but no later April 5, 2000. The date and time of the Closing is sometimes herein referred to as the "Closing Date."

         11.2   Deliveries by Sellers.   At the Closing, Sellers shall deliver
to Purchaser the following:

          (a)   Possession of the Assets;

          (b) Duly executed deeds, bills of sale, assignments and such other instruments of sale, assignment and transfer in order to vest in Purchaser all of Sellers' right, title and interest in and to the Assets; the Assets shall be conveyed by Sellers to Purchaser by assignment and conveyance in the form set forth in Exhibit A, attached hereto and incorporated herein by reference; the rights-of-way and easement shall be conveyed by Sellers to purchaser by an assignment and conveyance in the form set forth in Exhibit B, attached hereto and incorporated herein by reference; the existing gas purchase contract rights shall be assigned by Sellers to Purchaser utilizing the form set forth in Exhibit C attached hereto and incorporated herein reference;

          (c) To the extent then available, duly executed transfer orders, letters in lieu of transfer orders or similar documentation in form mutually acceptable to Purchaser and Sellers to direct that all distribution of production from the Oil and Gas Properties be made for the benefit of Purchaser;

          (d) To the extent then available and at Purchaser's option, duly executed change of operator forms on all wells (active or inactive) operated by Sellers, as required by the applicable state regulatory body, to effect a change of operator for the Oil and Gas Properties to the extent any applicable operating agreement authorizes such a change of operator; and

          (e) A Certificate of Good Standing issued by the Secretary of State of Oklahoma confirming that the Companies are duly incorporated, validly existing and in Good Standing;

          (f) All other items required to be delivered by Sellers to Purchaser pursuant to any provision of this Agreement; and

          (g)   The existing Operating Agreements.

         11.3   Deliveries by Purchaser   At the Closing, Purchaser shall
deliver to Sellers the following:

          (a) By wire transfer of immediately available funds to an account designated by Sellers, an amount equal to (i) the Base Purchase Price as adjusted, less (ii) the Deposit;

          (b) Evidence of any appropriate bond, surety letters or letters of credit as may be required by any federal or state governmental or regulatory authority dealing with plugging of any dry or inactive wells including any Assets;

          (c) Duly executed forms as Sellers may reasonably require for Purchaser to succeed Sellers with respect to the Assets under the rules and regulations of applicable authorities and for Purchaser to assume any plugging liabilities with respect to Sellers with respect to the wells located on the Assets or in units in which the Assets participate if applicable; and

          (d) All other items required to be delivered by Purchaser to Sellers pursuant to any provision of this Agreement.

         11.4   Effectiveness of Closing   No action to be taken or delivery
to be made at the Closing shall be effective until all the actions to be taken and delivery to be made at the Closing complete.

SECTION 12.   FURTHER ASSURANCES

     At any time and from time to time after the Closing, Sellers and Purchaser shall execute, acknowledge and deliver all such further conveyances, deeds, assignments, consents, permits, transfer orders, notices, assumptions and releases, and such other documents and instruments, and shall take such further actions, as (i) Purchaser reasonably requests and at its expense, in order to more fully and effectively vest in Purchaser and its successors and assigns all of Sellers' right, title and interest in and to the Assets.

SECTION 13.    Intentionally Left Blank

SECTION 14.   POST-CLOSING ADJUSTMENTS AND OTHER FINANCIAL MATTERS

         14.1   Calculation of Adjustment to Purchase Price.   Within 90 days
after the Closing, Sellers shall prepare, in accordance with the provisions of this Agreement, and deliver to Purchaser a statement (the "Closing Statement") setting forth each adjustment to the Purchase Price required under Sections 8.3(f) or 14.3 hereof hereunder, and showing the calculation of such adjustments. Within 30 days of receipt of the Closing Statement, Purchaser shall deliver to Sellers a written report ("Purchaser Report") containing all changes with explanations therefor that Purchaser proposes to be made in the Closing Statement, it being agreed that Purchaser's failure to deliver the Purchaser Report to Sellers within such time period shall constitute acceptance by Purchaser of the adjustments set forth in the Closing Statement as prepared by Sellers. In the event of timely delivery within 30 days by Purchaser to Sellers of the Purchaser Report no additional changes to the Closing Statement provided by Sellers shall be considered by the parties. The parties hereto shall use their best efforts to reach agreement on the final Closing Statement within 30 days after the Sellers' receipt of the Purchaser Report. If a written agreement determining the final adjustments to the Purchase Price has not been reached within 30 days after Sellers' receipt of the Purchaser Report, then either party may, by notice to the other, submit for determination to a big five accounting firm selected by drawing straws, and if such firm has worked with a party before they shall be excluded (the "Arbitrator") the adjustments, if any, to be made to the Purchase Price in accordance with the provisions of this Agreement. Any such determination made by the Arbitrator shall be conclusive and binding on the parties. Nothing herein shall be construed to (a) authorize or permit the Arbitrator to determine any question or matter under or in connection with this Agreement, except that the determination of what adjustments, if any, must be made in the Purchase Price in accordance with the provisions of this Agreement, or (b) require the Arbitrator to follow the rules and procedures of the American Arbitration Association. The cost of any determination made by the Arbitrator pursuant to this Section 14.1 shall be borne equally by the Purchaser and Sellers. Within five business days after the final determination of the adjustments to the Purchase Price by the Arbitrator or by mutual agreement, an adjusting payment shall be made by Sellers to Purchaser or by Purchaser to Sellers, as appropriate, in cash equal to the sum of the adjustments to the Purchase Price.

         14.2   Suspended Funds.    With respect to any wells for which
operations are to be transferred to Purchaser the Sellers shall have the responsibility for making distribution of production proceeds from the wells. Sellers shall provide the Purchaser a listing showing all proceeds from production attributable to the leasehold interest related to wells described in Schedule 1.1.1 hereto which are currently held in suspense. As to those wells, Sellers shall be responsible for proper distribution of all such suspended proceeds to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all Claim, liabilities, losses, costs and expenses (including without limitation courts costs and reasonable attorney's fees) arising out of or relating to those suspended proceeds prior to the Closing.

         14.3   Receipts and Credits   Subject to the terms hereof, all monies,
proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Date shall be the sole property and entitlement of Purchaser, and, to the extent received by Sellers, Sellers shall fully disclose, account for and transmit the same to Purchaser promptly after the Closing. All monies, proceeds, receipts and income attributable to the Assets for all periods of time prior to the Effective Date shall be the sole property and entitlement of Sellers and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Sellers promptly. All costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Date, regardless of when due or payable, shall be a sole obligation of Sellers, and Sellers shall promptly pay, or if paid by Purchaser, Sellers shall promptly reimburse Purchaser for and hold Purchaser harmless from and against the same. All costs, expenses, disbursements, obligations and liabilities attributable to the Assets for all periods of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of the Purchaser, and the Purchaser shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against the same. Sellers shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Purchaser after Closing for any delivery or performance by Sellers prior to the Effective Date. Any uncollected oil and gas receivables attributable to the Assets after the Effective Date shall be assigned to Purchaser.

SECTION 15.   TERMINATION

         15.1   Events of Termination   This Agreement may be terminated at any
time prior to the Closing:

          (a)   By mutual written agreement of Sellers and Purchaser;

          (b) By either Sellers or Purchaser if the Closing shall not have occurred by April 5, 2000, or such later date as mutually agreed in writing; provided, however, that the right to terminate this Agreement under this
Section 15.1 shall not be available to any party whose breach of, or default under, or intentional failure to fulfill its obligations under, any portion of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) By Sellers if on the Closing Date any of the conditions specified in Section 9 hereof have not been satisfied or waived or if Purchaser shall have failed to perform, satisfy or comply with any of its obligations, agreements or covenants to be performed, satisfied or complied with at or prior to the Closing;

          (d) By Purchaser if on the Closing Date any of the conditions specified in Section 10 hereof have not been satisfied or waived or if Sellers shall have failed to perform, satisfy or comply with any of its obligations, agreements or covenants to be performed, satisfied or complied with at or prior to the Closing;

          (e) By either Sellers or Purchaser if any court of competent jurisdiction or other governmental or regulatory authority shall have issued, enacted, entered, promulgated or enforced any final and non-appealable order, judgment, decree, injunction, ruling or other action restraining, enjoining or otherwise prohibiting the purchase and sale of the Assets contemplated hereby; or

          (f)   By Purchaser pursuant to Section 5.1(b).

         15.2   Effect of Termination.   In the event this Agreement is
terminated pursuant to Section 15.1 hereof, this Agreement shall become void and have no further force or effect (except for the provisions of Section 2.5, 6, 17, 18.10, 18.17 and 18.18 hereof which shall survive such termination and continue in full force and effect), without any liability on the party of any party hereto; provided, however, that if either party hereto is in breach of or material default under its obligations set forth in this Agreement at the time this Agreement is so terminated, such defaulting party shall continue to be liable to the other party for damages (but in no event for specific performance and subject to Section 18.17 hereto) in respect of such breach or default, and such liability shall not be affected by such termination.

SECTION 16.   TAXES

         16.1   Apportionment of Ad Valorem and Property Taxes   All ad valorem
taxes, real property taxes, personal property taxes and similar obligations (excluding income taxes) ("Property Taxes") with respect tot eh Assets for the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Sellers and Purchaser. The owner of record as of the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all property taxes relating to the tax period on which the Effective Date occurs. If Sellers are the owners of record on the assessment date, Purchaser shall pay to Sellers Purchaser's pro rata portion of Property Taxes within 30 days after receipt of Sellers' invoice therefor.
If Purchaser is the owner of record as of the assessment date then Sellers shall pay to Purchaser Sellers pro rata portion of Property Taxes within 30 days after receipt of Purchaser's invoice therefor. The party paying such taxes shall supply the other party with copies of the filed reports and proof of payment promptly after filing and paying the same. Notwithstanding the foregoing Sellers shall be responsible for all Property Taxes on Assets purchased by Purchaser through its ownership of the Assets and Oil and Gas Properties due or incurred prior to the Effective Date.

         16.2 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes required to be paid in connection with the purchase and sale of Assets pursuant to this Agreement. Purchaser shall be liable for all sale and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or other taxes that may be imposed on any transfer of property pursuant to this Agreement. Purchaser shall indemnify and hold Sellers harmless with respect to, and promptly reimburse Sellers for, the payment of any of these taxes including any interest or penalties assessed thereon.

         16.3   Other Taxes.   All taxes (other than income taxes) which are
imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. All such taxes which have accrued prior to the Effective Date have been or will be properly paid or withheld by Sellers and all statements, returns and documents pertinent thereto have been or will be properly filed. Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes which have accrued after the Effective Date and for tiling all statements, returns and documents incident thereto.

         16.4   Cooperation.   Each party to this Agreement shall provide the
other party with reasonable access to all relevant documents, data and other information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes.

SECTION 17.   DOCUMENT RETENTION

         17.1   Inspection.   As used in this Section 17, "Documents" means all
files, documents, books and records delivered to Purchaser by Sellers pursuant to the provisions of this Agreement, including, but not limited to:
financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets. Subject to the provisions of Section 17.2 hereof, Purchaser agrees that the Documents shall be open for inspection by the officers, employees and representatives of Sellers at reasonable times and upon reasonable notice during regular business hours for a period of three years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and that Sellers may during such period at its expense make such copies thereof as it may reasonably request. Sellers agree that such Documents as shall be retained by Sellers and that are related to the Assets and the Companies, the conduct of Business or the operation of the Assets and the Companies shall be open for inspection by the officers, employee and representatives of Purchaser at reasonable times and upon reasonable notice during regular business hours for a period of three years following the Closing Date and that Purchaser may during such period at its expense make such copies thereof as it may reasonable request. It is understood and agreed for purposes of this Agreement that Sellers and Purchaser may maintain and preserve such Documents by way of microfilm or microfiche.

         17.2   Destruction.   Without limitation the generality of the
foregoing, for a period of three years after the Closing Date (or for such longer period as may be required by law or governmental regulation), Purchaser shall not destroy or give up possession of any original or final copy of the Documents without first offering Sellers the opportunity, at Sellers' expense (without any payment to Purchaser), to obtain such original or final copy or a copy thereof. After the conclusion of such period, Purchaser shall offer to deliver to Sellers, at Sellers' expense (without any payment to Purchaser), the Documents prior to destroying the same.

         17.3   Access.   Sellers and Purchaser each shall use its best efforts
to afford the other access to (i), in the case of Sellers, employees of Sellers who remain employees of Sellers following the date of Closing but are familiar with the operation of the Assets and (ii), in the case of Purchaser, employees of Purchaser which Sellers shall reasonably request for its proper corporate purposes, including without limitation, the defense of legal proceedings. Such access may include interviews or attendance to depositions or legal proceedings; provide, however, that in any event all out of pocket expenses (including wages and salaries) reasonably incurred by any party in connection with this Section 17.3 shall be paid or promptly reimbursed by the party requesting such services.

         17.4   Delivery of Files.   As soon as reasonably practicable, but no
later than 30 days after the Closing Date, Sellers shall deliver to Purchaser copies of all files, books, records, documents, data and other information included in the Assets, insofar as they relate to the Assets. After the Closing, prior to such date, Sellers shall make good faith efforts to provide any copies of such files, books, records, documents, data or information specifically requested by Purchaser in writing. All copying and other out-of-pocket costs incurred in connection with delivery of such files and records hereunder shall be borne equally by Purchaser and Sellers.

SECTION 18.   GENERAL PROVISIONS

         18.1   Governing Law.   This Agreement and all instruments executed in
accordance herewith shall be governed by and construed in accordance with the internal laws of the State of Oklahoma, without regard to conflict of laws provisions that would otherwise require the application of the laws of any other jurisdiction.

         18.2   Entire Agreement.   This Agreement, including all Schedules
hereto, together with any confidentiality agreement, if any, relating to the Assets hereafter or previously executed by Purchaser, constitute the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations, discussions, representations and warranties, whether oral or written, between the parties.

         18.3   Waiver.   The obligations of any party hereto may be waived only
with the written consent of the party giving the waiver. Any waiver of a breach or violation of or default under any provision of this Agreement shall not operate as a waiver of any other breach or violation of or default under that provision or of any other provision of this Agreement. Failure of any party to insist on strict adherence of or compliance with any provision of this Agreement on any one or more occasions shall not be considered a continuing waiver or deprive the party of the right to insist upon strict adherence or compliance with that provision in the future or with any other provision of this Agreement.

         18.4   Severability.   If any term or other provision of this Agreement
is deemed or held to be invalid, illegal or unenforceable in any situation, such illegality, invalidity or unenforceability shall not affect or impair the legality, validity or enforceability of that provision in any other situation or any other provision of this Agreement in any situation, and all of the provisions of this Agreement shall nevertheless remain in full force and effect and this Agreement shall be construed as if such a illegal, invalid, or inenforceable provision were omitted.

         18.5   Notices.   All notices and other communications required or
permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if delivered personally, or by facsimile transmission (upon confirmation of receipt), or on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, or on the third business day after being sent by registered or certified mail, return receipt request, postage pre-paid, to the parties at the following addresses:

          If to Sellers:

Continental Resources, Inc.
P.O. Box 1032
Enid, Oklahoma 73702
Attention: Tom Luttrell
Facsimile: (580) 548-5182

and to

Continental Gas, Inc.
P.O. Box 5103
Enid, Oklahoma 73702
Attention:
Facsimile: (580) 548-5188

If to Purchaser:

Patrick Energy Corp.
6120 S. Yale, Suite 810
Tulsa, Oklahoma 74136
Attention: Mark A. Patrick
Facsimile: (918) 491-6680

and to

Chester, Willcox, and Saxbe
17 South High Street, Suite 900
Columbus, Ohio 73215
Attention: J. Richard Emens
Facsimile: (614) 221-4012

Any party hereto may send any notice or any other communication to the intended recipient using any other means, but no such notice or other such communication shall be deemed to have been duly given until it is received by the recipient. Any party may change its designated address by giving written notice thereof to the other party hereto in the manner herein above provided.

         18.6 Amendments. This Agreement may be amended, modified, supplemented or restated only by an instrument in writing signed by all parties hereto which specifically states that it amends this Agreement.

         18.7 Headings. The headings set forth in this Agreement are intended for convenience of reference only and shall not in any way be considered a part of or affect the meaning or interpretation of any provision of this Agreement.

         18.8 Assignment. Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party hereto, and any such assignment made without such consent shall be void (except as to an affiliate owned fifty percent (50%) or more by the assigning party).

         18.9   Successors and Assigns.    This Agreement shall inure to the
benefit and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

         18.10   Expenses.   Except as otherwise provided herein, each party
shall be solely responsible for all expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the purchase and sale of Assets and the other transactions contemplated hereby, including, but not limited to, all fees and expenses of its own agents, representatives, counsel and accountants.

         18.11   No Third Party Beneficiaries.   Nothing in this Agreement,
express or implied, is intended or shall be construed to provide, create or confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns any right, benefit, or remedies.

         18.12   Pronouns.   The number and gender of each pronoun used in this
Agreement and the term "person" or "persons" or the like shall be construed to mean both the number and gender of the individual, corporation, partnership, firm, trust, agency or other entity as the context, circumstance or its antecedent may require. The terms "herein", "hereof", "hereto" and the like refer to this Agreement as a whole.

         18.13    Schedules.   The Schedules attached to this Agreement are
incorporated into and made a part of this Agreement as if they were fully set forth herein.

         18.14   Counterparts.   This Agreement may be executed in one or more
counterparts (including counterparts executed by one party), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         18.15   Construction of Ambiguity.    Sellers and Purchaser have
participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises with respect to any provisions of this Agreement, including any Schedules hereto, this Agreement shall be construed as if drafted jointly by Sellers and Purchaser and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

         18.16   Consequential Damages.   Except as provided elsewhere in this
Agreement, Sellers and Purchaser hereby covenant and agree that the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any provision of this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party, and in no event shall the breaching party be liable to the non-breaching party for any indirect, consequential, special, exemplary or punitive damages suffered or incurred by the non-breaching party as a result of the breach by the breaching party.

         18.17   Joint Venture, Partnership and Agency.    Nothing contained
in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the parties of any kind.

         18.18 Time. Time is of the essence in connection with the Closing of the sale and purchase of the Assets hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their respective duly authorized officers or representatives effective as of the Effective Date.

SELLERS                                      PURCHASER

Continental Resources, Inc.                  Patrick Energy Corp.

    HAROLD HAMM                                  MARK PATRICK
By: Harold Hamm                              By: Mark Patrick
Its: President                               Its: Officer - Owner

Continental Gas, Inc.

    RANDY MOEDER
By: Randy Moeder
Its: President